UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 22, 2010

Date of Report (date of earliest event reported)

Nanometrics Incorporated

(Exact name of Registrant as specified in charter)

Delaware	0-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1550 Buckeye Drive, Milpitas, California 95035

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 435-9600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement.

On February 22, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Nanometrics Incorporated (the “Company”) approved: (i) a 2010 Executive Performance Bonus Plan (the “Executive Bonus Plan”) as it relates to Bruce Crawford (the Company’s Chief Operating Officer (“COO”)) and James P. Moniz (the Company’s Chief Financial Officer (“CFO”)); and (ii) an amendment to the Executive Severance Agreement (the “Crawford Severance Agreement”) between the Company and Mr. Crawford and the Employment Agreement (the “Moniz Employment Agreement”) between the Company and Mr. Moniz. On February 23, 2010, the Board approved: (i) the Executive Bonus Plan as it applies to Timothy J. Stultz, Ph.D., the Company’s Chief Executive Officer (“CEO”)), and (ii) an amendment to the Executive Severance Agreement (the “Stultz Severance Agreement”) between the Company and Dr. Stultz.

Executive Bonus Plan

Under the Executive Bonus Plan, the Company’s CEO, COO and CFO are eligible to receive an annual bonus payment equal to a sliding percentage that ranges from 0% to 180% of their respective bonus targets, which percentage is to be based upon certain objective and discretionary factors.

Amendment to Severance Provisions

As amended, the Stultz Severance Agreement, Crawford Severance Agreement and Moniz Employment Agreement each provide that, in the event of such officer’s termination without cause or resignation for good reason within 12 months of a change of control, such officer shall receive (i) a payment equal to such officer’s then-current annual base salary, (ii) a payment equal to the most recent bonus actually received by such officer, (iii) subject to such officer’s satisfaction of certain eligibility requirements, reimbursement of COBRA premiums for a period of one year, and (iv) acceleration of all of such officer’s outstanding unvested shares; provided, that the maximum amount that such officer is entitled to receive under (i) above (base salary severance) and (ii) above (bonus severance) shall not exceed two times such officer’s then-current base salary, calculated on a pre-tax basis.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure in Item 1.01 above is incorporated into this Item 5.02 by reference.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2010	NANOMETRICS INCORPORATED

/S/ JAMES P. MONIZ
James P. Moniz Chief Financial Officer